Exhibit 99.1

BRIGGS & STRATTON CORPORATION REPORTS RESULTS FOR THE

THIRD QUARTER OF FISCAL 2008

Investor Relations Contact:

James E. Brenn, Senior VP and Chief Financial Officer

(414) 259-5333

MILWAUKEE, WI April 17, 2008/PR Newswire/-Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton today announced third quarter fiscal 2008 consolidated net sales of $724.8 million and consolidated net income of $37.1 million or $.75 per diluted share. The third quarter of fiscal 2007 had consolidated net sales of $717.0 million and consolidated net income of $9.3 million or $.18 per diluted share, that included a $35.2 million pretax ($21.4 million after tax or $.42 per diluted share) write-down of assets primarily associated with the rationalization of a major operating plant in the United States. Consolidated net sales increased $7.8 million or 1%. The entire increase is due to improved sales in the Engines Segment partially offset by lower sales in the Power Products Segment, the result of lower sales volumes of pressure washer and generator products. Third quarter consolidated net income increased $27.8 million between years. The lack of a write-down of assets in fiscal 2008 improved net income by $21.4 million. The remainder of the improvement is primarily attributable to a lower effective tax rate between years.

For the first nine months of fiscal 2008, consolidated net sales were $1.570 billion and consolidated net income was $22.1 million or $.45 per diluted share. For the same period a year ago, consolidated net sales were $1.479 billion, and the consolidated net loss was $10.8 million or $.22 per diluted share, including the $35.2 million pretax ($21.4 million after tax or $.43 per diluted share) write-down of assets discussed above for the third quarter of fiscal 2007. The $91.0 million or 6% increase in consolidated net sales was primarily the result of improved engine sales and an increase in the volume of lawn and garden equipment shipments. The nine-month consolidated net income increased by $32.9 million between years. The improvement is the result of the aforementioned lack of a write-down of assets in fiscal 2008 that improved net income by $21.4 million and the $29.0 million after tax gain resulting from the sale of an investment in preferred stock that occurred in the second quarter of fiscal 2008. Excluding the aforementioned items, income from operations was less than the prior year. Operationally, income from increased sales volume was more than offset by a sales mix that reflected lower margined product, start up and reconfiguration expenses associated with our Power Products operations and the impact of a $19.8 million ($12.7 million after tax) warranty expense for a previously announced snow engine recall.

Engines:

Fiscal third quarter net sales were $546.4 million versus $516.1 million for the same period a year ago, an increase of $30.3 million or 6%. The increase in net sales was primarily the result of an engine unit shipment increase from the same period a year ago.

Net sales for the first nine months of fiscal 2008 were $1.070 billion versus $984.7 million in the prior year, an increase of $85.3 million or 9%. The increase in net sales was primarily the result of a 7% engine unit shipment increase from the same period a year ago and a more favorable exchange rate that benefited our sales made in Euros.

Income from operations for the third quarter of fiscal 2008 was $65.7 million, up $50.3 million from $15.4 million during the same period in the prior year. Approximately $33.9 million of this improvement is attributable to the lack of a write-down of assets in fiscal 2008 that were incurred in the rationalization of a major operating plant in the United States in fiscal 2007. The balance of the improvement is the result of lower manufacturing spending, an improved exchange rate on sales denominated in Euros, improved utilization of the production facilities, and higher sales volume offset partially by a mix shift to lower margined engines.

Income from operations for the first nine months of fiscal 2008 was $50.6 million, up $47.9 million from $2.7 million during the same period a year ago. As in the third quarter, $33.9 million of this improvement is attributable to the lack of a write-down of assets in fiscal 2008. The balance of the improvement resulted from increased sales and production volumes and an improved exchange rate on sales denominated in Euros partially offset by a mix shift to lower margined engines and the impact of a $19.8 million warranty expense associated with the snow engine recall.

Power Products:

Fiscal 2008 third quarter net sales were $240.8 million versus $248.7 million for the same period a year ago, a decrease of $7.9 million. Sales of lawn and garden equipment grew between years due to increased placement. Offsetting the improvements in lawn and garden equipment shipments was the continued softness in demand for generator product and a small decline in pressure washer shipments ahead of the spring selling season. Major retailers have adequate inventories and appear to be controlling inventory replenishment levels very tightly as they try to navigate through the weak economy.

Net sales for the first nine months of fiscal 2008 were $624.8 million versus $607.0 million in the prior year, an $17.8 million increase. The sales improvement was the result of unit shipment increases in pressure washers and certain lawn and garden products during the first half of fiscal 2008.

There was a loss from operations of $9.7 million in the third quarter of fiscal 2008, a decline of $15.6 million between years. This decline was the result of sales shifting to a mix of lower margined products as well as from approximately $5.8 million in start up costs for a new plant and new product models for the lawn and garden market that did not exist in the third quarter a year ago.

The loss from operations for the first nine months of fiscal 2008 was $36.0 million, a decline of $41.6 million from the operating income generated for the same period a year ago. Sales volume improvement, primarily for lawn and garden equipment, increased operating income but was more than offset by $12.6 million of increased expenses and lower utilization at certain of our lawn and garden equipment manufacturing plants in conjunction with the start up and reconfiguration of those operations. Another contributor to the decline was an unfavorable mix of sales to lower margined product, primarily in the generator and pressure washer equipment categories.

Change in Accounting for Pension Assets:

Effective July 2, 2007, Briggs & Stratton has changed the method it uses to compute the market related value of the assets within its qualified defined benefit pension plan. The market related value of pension assets is used to calculate the expected return on plan assets. The company believes that the new method is preferable as it more closely approximates the fair market value of the plan assets. For the three and nine months ended March 30, 2008, the company recorded pre-tax pension income of $1.2 million and $3.7 million, respectively. Generally accepted accounting principles require that the impact of this change in accounting be applied retrospectively to all periods presented. As a result, all prior period financial statements have been restated to give effect to the cumulative impact of this change. The restated three and nine months ended April 1, 2007 now reflects pre-tax pension income of $0.7 million and $2.0 million, respectively.

General:

Other income was less in the fiscal 2008 third quarter because last year’s third quarter contained a dividend on a preferred stock investment. The preferred stock was redeemed in the second quarter of fiscal 2008 and other income for the first nine months of fiscal 2008 reflects the gain on the redemption of the preferred stock and the associated dividends. Interest expense is less in the third quarter and nine months of fiscal 2008 due to lower borrowings for working capital and lower average interest rates. The effective tax rate is 16.9% for the third quarter and 2.2% for the first nine months of fiscal 2008 versus 40.2% and 23.3% for the same periods last year, respectively. The variation reflected between years is due to the required recognition of the tax effects of certain events as discrete items in the quarter they occur in rather than in the overall expected annual tax rate. In addition, the impact of expected tax credits as a percentage of annual earnings for fiscal 2008 results in lowering the projected effective tax rate in fiscal 2008. We expect the effective rate for the full fiscal 2008 to be in the 23.0% to 25.0% range.

Restatement of Prior Year Results:

During the quarter ended March 30, 2008, the company identified errors in its previously filed financial statements on Form 10-K for the fiscal years ended July 1, 2007, July 2, 2006 and July 3, 2005 related to three separate items. First, the company did not properly expense rebates to certain customers in each year. Second, the company identified that certain inter-company receivable and payable accounts were out of balance, primarily related to transactions in fiscal 2004. Third, the company has historically incorrectly capitalized warranty costs into inventory.

The impact to the company’s previously reported net income and earnings per diluted share is an increase of $0.2 million ($.00 per diluted share) for fiscal 2007, a reduction of $2.3 million ($.04 per diluted share) for fiscal 2006 and a reduction of $1.8 million ($.04 per diluted share) for fiscal 2005. Certain of the misstatements occurred in years prior to fiscal 2005. The cumulative effect of correcting these errors will reduce retained earnings by $2.7 million at June 27, 2004.

The impact to the three and nine months ended April 1, 2007 reported in this earnings release is a reduction of net income of $0.1 million ($.00 per diluted share) and an increase in net income of $0.7 million ($.01 per diluted share), respectively.

We do not believe that these restatements are material to the company’s results of operations for any of the individual previously filed annual or quarterly financial statements.

Outlook:

Our unit shipment activity for nine months is stronger than it was a year ago by 7% in the Engines Segment and 12% in the Power Products Segment. However, we are now in a prime part of the spring selling season and it appears retail sales of powered equipment have started slowly. We are also aware that equipment manufacturers and retailers are being very mindful of their working capital levels due to uncertainty in the U.S. economy. Consequently, we are providing a forecast that reflects the potential risk we see in the market at this time. The forecast reflects unit volume in the Engines Segment that now will be comparable to fiscal 2007 shipments and our outlook for pressure washer product is also being revised downward to slightly under fiscal 2007 levels. Our forecast reflects our intention to keep our production levels up through May so that if the potential risk does not materialize we can satisfy demand; if we come to the end of May and the demand decline has occurred, we presently plan to scale back production for the rest of the fiscal year to control our working capital investment. The current forecast reflects a lower gross profit due to lower sales volumes and production levels in both Segments. The forecast now contemplates full year consolidated net sales of approximately $2.2 billion, operating income margins in the 1.7% to 1.9% range, interest expense and other income at $37 million and $40 million, respectively, and an effective tax rate for the full year in the range of 23.0% to 25.0%. This results in a net income forecast for the year in the range of $30 to $35 million or $.60 to $.71 per diluted share for the full year.

The company will host a conference call today at 10:00 AM (EDT) to review this information. A live web cast of the conference call will be available on our corporate website: http://www.briggsandstratton.com/shareholders. Also available is a dial-in number to access the call real-time at (866) 837-9780. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 1219374.

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “may”, “objective”, “plan”, “project”, “seek”, “think”, “will”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products and appropriately adjust our manufacturing and inventory levels; changes in our operating expenses; changes in interest rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; the seasonal nature of our business; changes in laws and regulations, including environmental, tax, pension funding and accounting standards; work stoppages or other consequences of any deterioration in our employee relations; work stoppages that affect the ability of suppliers or customers to manufacture; acts of war or terrorism that may disrupt our business operations or those of our customers and suppliers; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic economic conditions, including housing starts and changes in consumer disposable income; changes in foreign economic conditions, including currency rate fluctuations; the actions of customers of our OEM customers; the ability to bring new productive capacity on line efficiently and with good quality; the ability to successfully realize the maximum market value of assets that may require disposal if products or production methods change; new facts that come to light in the future course of litigation proceedings which could affect our assessment of those matters; and other factors that may be disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q. Some or all of the factors may be beyond our control. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings for the Fiscal Periods Ended March

(In Thousands, except per share data)

(Unaudited)

	Third Quarter		Nine Months
		Restated		Restated
	2008	2007	2008	2007
NET SALES	$724,786	$716,953	$1,570,292	$1,479,261
COST OF GOODS SOLD	603,234	594,725	1,358,679	1,240,274
IMPAIRMENT CHARGE	—	35,200	—	35,200

Gross Profit on Sales	121,552	87,028	211,613	203,787

ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	68,533	63,650	199,103	193,547

Income from Operations	53,019	23,378	12,510	10,240

INTEREST EXPENSE	(10,127)	(12,688)	(29,710)	(33,554)
OTHER INCOME, Net	1,805	4,798	39,822	9,176

Income (Loss) before Provision for Income Taxes	44,697	15,488	22,622	(14,138)

PROVISION (CREDIT) FOR INCOME TAXES	7,561	6,220	501	(3,293)

Net Income (Loss)	$37,136	$9,268	$22,121	$(10,845)

Average Shares Outstanding	49,541	50,621	49,547	49,795

BASIC EARNINGS (LOSS) PER SHARE	$0.75	$0.18	$0.45	$(0.22)

Diluted Average Shares Outstanding	49,631	50,718	49,651	49,795

DILUTED EARNINGS (LOSS) PER SHARE	$0.75	$0.18	$0.45	$(0.22)

Segment Information

(In Thousands)

(Unaudited)

	Third Quarter		Nine Months
		Restated		Restated
	2008	2007	2008	2007
NET SALES:
Engines	$546,358	$516,067	$1,070,311	$984,681
Power Products	240,837	248,659	624,823	606,952
Inter-Segment Eliminations	(62,409)	(47,773)	(124,842)	(112,372)

Total *	$724,786	$716,953	$1,570,292	$1,479,261

* Included sales originating in foreign countries of	$75,514	$55,175	$173,910	$148,364

GROSS PROFIT ON SALES:
Engines	$113,865	$59,025	$192,540	$141,185
Power Products	10,637	25,916	21,198	60,646
Inter-Segment Eliminations	(2,950)	2,087	(2,125)	1,956

Total	$121,552	$87,028	$211,613	$203,787

INCOME (LOSS) FROM OPERATIONS:
Engines	$65,701	$15,446	$50,616	$2,664
Power Products	(9,732)	5,845	(35,981)	5,620
Inter-Segment Eliminations	(2,950)	2,087	(2,125)	1,956

Total	$53,019	$23,378	$12,510	$10,240

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets as of the End of Fiscal March

(In Thousands)

(Unaudited)

	2008	Restated 2007
CURRENT ASSETS:
Cash and Cash Equivalents	$43,404	$22,923
Accounts Receivable, Net	512,105	373,511
Inventories	558,823	653,371
Deferred Income Tax Asset	51,936	68,613
Other	40,337	19,071

Total Current Assets	1,206,605	1,137,489

OTHER ASSETS:
Goodwill	250,107	251,885
Investments	19,267	46,335
Prepaid Pension	105,925	194,298
Deferred Loan Costs, Net	3,427	3,428
Other Intangible Assets, Net	91,155	93,027
Other Long-Term Assets, Net	7,149	7,393

Total Other Assets	477,030	596,366

PLANT AND EQUIPMENT:
At Cost	998,828	1,008,567
Less - Accumulated Depreciation	608,415	616,564

Plant and Equipment, Net	390,413	392,003

	$2,074,048	$2,125,858

CURRENT LIABILITIES:
Accounts Payable	$200,155	$165,811
Short-Term Borrowings	272,100	152,449
Current Maturity on Long-Term Debt	—	116,097
Accrued Liabilities	164,515	182,819

Total Current Liabilities	636,770	617,176

OTHER LIABILITIES:
Deferred Income Tax Liability	42,350	136,627
Accrued Pension Cost	40,638	27,276
Accrued Employee Benefits	20,492	16,510
Accrued Postretirement Health Care Obligation	182,453	71,384
Other Long-Term Liabilities	39,487	22,761
Long-Term Debt	266,340	267,769

Total Other Liabilities	591,760	542,327

SHAREHOLDERS’ INVESTMENT:
Common Stock and Additional Paid-in Capital	76,728	72,059
Retained Earnings	1,093,930	1,101,961
Accumulated Other Comprehensive Income (Loss)	(113,228)	7,401
Treasury Stock, at Cost	(211,912)	(215,066)

Total Shareholders’ Investment	845,518	966,355

	$2,074,048	$2,125,858

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Nine Months Ended Fiscal March
	2008	Restated 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$22,121	$(10,845)
Depreciation and Amortization	51,337	54,766
Stock Compensation Expense	3,899	6,688
Impairment Items	—	35,171
Loss on Disposition of Plant and Equipment	1,308	1,690
Gain on Sale of Investment	(36,960)	—
Provision for Deferred Income Taxes	4,633	(22,142)
Increase in Accounts Receivable	(184,632)	(100,009)
Increase in Inventories	(8,739)	(96,156)
Decrease in Other Current Assets	7,831	16,115
Increase in Accounts Payable and Accrued Liabilities	11,685	10,049
Other, Net	(10,260)	(4,607)

Net Cash Used in Operating Activities	(137,777)	(109,280)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(46,584)	(45,999)
Proceeds Received on Disposition of Plant and Equipment	596	583
Proceeds Received on Sale of Investment	66,011	—
Other, Net	(503)	—

Net Cash Provided by (Used in) Investing Activities	19,520	(45,416)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings on Loans and Notes Payable	150,961	148,975
Issuance Cost of Amended Revolver	(1,286)	—
Dividends	(21,871)	(22,159)
Stock Option Exercise Proceeds and Tax Benefits	991	2,591
Treasury Stock Purchases	—	(48,232)

Net Cash Provided by Financing Activities	128,795	81,175

EFFECT OF EXCHANGE RATE CHANGES	3,397	1,353

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	13,935	(72,168)
CASH AND CASH EQUIVALENTS, Beginning	29,469	95,091

CASH AND CASH EQUIVALENTS, Ending	$43,404	$22,923